EXHIBIT 99.1

Amazing Energy Reaches Total Depth on Its First Horizontal San Andres Well the WWJD #31H in Pecos County, TX

PLANO, TX / January 13, 2019 / Amazing Energy Oil and Gas Co. (OTCQX: AMAZ) ("Amazing," "Amazing Energy," or the "Company") today announced that the Company has reached total depth on its first horizontal San Andres well, the WWJD #31H, in Pecos County, TX. The Company finished drilling the lateral leg extension from the original vertical wellbore and has set casing. During drilling Amazing recovered good indications that the San Andres formation is oil and gas bearing in many sections and recovered mudlog samples that have further confirmed this with blue and yellow fluorescents being visible under Fluorometer.

The WWJD #31H is a horizontal extension of the vertical well drilled in the first Quarter of 2018 to a depth of 4,000 feet which encountered multiple formations. Tests and four drilled core samples were taken from the prolific San Andres formation showing porosity between 17% and 23% with indications of oil and gas saturation. The San Andres Formation is approximately 600 feet thick. The upper-most section, at a depth of 2010 to 2040 feet, was targeted due to strong movable fluid characteristics and reservoir rock properties. The horizontal leg is a 1,547-foot section reaching a total measured depth of 3,850 feet. Multiple logs have been run in the horizontal lateral including a quad combo to evaluate and determine the best sections to complete and stimulate. The Company has set casing, released the rig and will provide all log data including original Halliburton Rockvision logs and cores for the frac provider to determine the most effective completion package. Once engineered and performed Amazing will announce the completion results.

 “We are very excited to move into completion on Amazing’s first horizontal San Andres well,” commented Will McAndrew, CEO of Amazing Energy. “The successful drilling, testing and completion from the prolific San Andres Formation are huge milestones for us and should be the bellwether for our near-term development plans and growth. Additionally, having six of our directors personally invested in this well sends a strong message of the confidence in our thesis.”

Initial pictures and videos may be viewed at https://amazingenergy.com/gallery/

About Amazing Energy Oil and Gas:

Amazing Energy Oil and Gas, Co. is an independent oil and gas exploration and production company based in Plano, TX. The Company operates leaseholds in the Permian Basin of West Texas where it holds the rights within a 70,000-acre leasehold in Pecos County, TX. The Company primarily engages in the acquisition and exploitation of oil and natural gas properties with a focus on well-defined plays containing stacked pay zones on the Central Basin Platform of the Permian Basin. More information may be found on Amazing Energy's website at www.amazingenergy.com.

Notice Regarding Forward-Looking Statements:

This news release contains forward-looking information including statements that include the words "believes," "expects," "anticipate," or similar expressions. Such forward looking-statements involve known and unknown risks, uncertainties, and other factors that may cause the actual results, performance or achievements of the company to differ materially from those expressed or implied by such forward-looking statements. In addition, description of anyone's past success, either financial or strategic, is no guarantee of future success. This news release speaks as of the date first set forth above and the company assumes no responsibility to update the information included herein for events occurring after the date hereof. Information concerning these and other factors can be found in the Company's filings with the SEC, including its Forms 10-K, 10-Q, and 8-K, which can be obtained on the SEC's website at http://www.sec.gov.